Exhibit 10

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Viad Corp, including its subsidiary and affiliated companies (collectively, “Employer” or the “Company”), and Thomas M. Kuczynski (“Employee”) (collectively referred to as the “Parties”) on the terms and conditions set forth below.

WHEREAS, Employee’s employment with Employer will end as of March 22, 2016 (the “Separation Date”) under circumstances entitling Employee to the compensation and benefits specified in Employer’s Executive Officer Continuation of Pay Policy (the “Policy”);

WHEREAS, Employer intends to provide Employee with the compensation and benefits as provided in the Policy; and

WHERAS, Employee desires, in exchange for such compensation and benefits and other terms and conditions as set forth herein, to waive and release any and all claims that Employee may have against Employer.

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1. Effective Date.

A. As a result of the elimination and/or consolidation of Employee’s current position, Employee’s employment with Employer will end effective March 22, 2016.

B. Effective Date Of Agreement. This Agreement shall be effective as provided in the following acknowledgement: Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act ("ADEA"). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers' Benefit Protection Act, that: (i) her/his waiver and release does not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement; (ii) Employee should consult with an attorney prior to executing this Agreement; (iii) Employee has at least twenty-one (21) days to consider this Agreement (although Employee may by his/her own choice execute this Agreement earlier); (iv) Employee has seven (7) days following the full execution of this Agreement by both of the Parties to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Release only by giving Employer written notice of Employee's revocation of this Release, to Deborah J. DePaoli, Employer’s General Counsel, to be received by Employer by the close of business on the seventh (7th) day following Employee's execution of this Release.

2. Severance Benefits.

A. Employee shall receive the following benefits, provided that Employee does not revoke this Agreement as provided in paragraph 1(B), above, and the Employee complies with all other terms and conditions set forth herein:

i. Employer agrees to continue to pay Employee his current salary, less all customary and required withholdings, on Company’s established payroll dates for a nine (9) month period beginning on March 23, 2016, and ending on December 23, 2016, (“Initial Salary Continuation

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Payments”). Employee’s earned but unpaid salary and accrued but unused vacation pay through March 22, 2016, less statutory and authorized deductions, will be paid on Employer’s regularly scheduled pay date of April 1, 2016, in accordance with Employer’s normal payroll schedule and pursuant to Company policy. Should Employee not secure an offer for new employment as of December 24, 2016, and has actively searched for new employment during the above-described period, Employer will continue to pay Employee his current salary, less all customary and required withholdings, for up to an additional three (3) month period beginning December 24, 2016, and ending March 24, 2017 (“Secondary Salary Continuation Payments”). Employee hereby agrees and acknowledges that Employer’s obligation to make any payment(s) to Employee after December 23, 2016 shall cease as of the date Employee commences new employment. Employee agrees to provide immediate notice to Employer in writing upon securing such new employment. Employee will further be entitled to a pro-rated payment pursuant to Employer’s 2016 Management Incentive Plan (“MIP”), if earned, subject to the MIP terms and conditions without restricting or refusing any payment on the basis that the Executive will not be employed, and calculated without the exercise of any discretion on the part of Employer which would result in a downward adjustment to such calculation, except where the exercise of such discretion is with respect to the overall determination as to whether the financial Performance Measures have been achieved on a group basis and not in respect of an adjustment on an individual or selective basis for Executive. Subject to paragraphs 2(A)(ii) and 2(B), below, Employee hereby agrees and acknowledges that he will not be entitled to any other payments from Employer, including but not limited to any other payment for any bonus, incentive, and/or other similar plan of Employer;

ii. Employee will continue to be eligible for Employer’s health insurance and related benefit programs (specifically, Employer’s medical, dental, vision, life and voluntary accidental death & dismemberment), except as specifically provided below, as long as he remains eligible for his salary payments from Employer, but in no event will this eligibility continue past March 31, 2017. Employee agrees that the cost of his chosen level of participation in such plan(s) shall be deducted from Employee’s payments, as stated above, during the salary continuation period. Once Employee’s eligibility for Employer’s health benefit program (medical, dental, vision) terminates, Employee will be eligible for continuation of coverage pursuant to COBRA; however, Employee’s Life Insurance, Short-Term Disability, Long-Term Disability, and Business Travel Accident insurance coverage will cease;

iii. Employee’s eligibility to make contributions to the Employer's 401(k) Plan and Supplemental Trim Plan, and Employer’s matching obligation under its 401(k) Plan and Supplemental Trim Plan, shall also continue for the period for which he is entitled to receive ongoing salary continuation payments from Employer, but in no event past December 23, 2016. Employee agrees that the cost of his chosen level of participation in such plan(s) shall be deducted from Employee’s payments, as stated above, during the salary continuation period; and

iv. Employer agrees to provide Employee with outplacement services through The Right Management Program (contact information number: 972-371-1100) for a maximum of up to twelve (12) months to commence on a date within six (6) months of the Effective Date of this Agreement. If Employee elects not to utilize the outplacement services within six (6) months of the Effective Date of this Agreement, Employee agrees to forfeit this outplacement services benefit. Invoices are to be submitted directly by Right Management to Employer for payment. All outplacement services benefits will cease as of the day Employee commences new employment.

B. All benefits set forth above will cease on the last day of the month in which Employee commences new employment. Any remaining Initial Salary Continuation Payments, as described in paragraph 2(A)(i), will be paid in the event Employee secures new employment prior to December 23, 2016, and Employer retains the right to pay any such amounts in a single lump sum. Employee agrees and acknowledges that Employee’s participation in any other Employer-sponsored perquisite programs not specifically set forth above will cease as of the Separation Date. Employee agrees to provide immediate notice to Employer in writing upon securing such employment.

C. Employee’s Restricted Stock Awards and Performance Units previously granted by Employer to Employee will continue to vest in accordance with the terms and conditions of the

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applicable agreement(s), including but not limited to Employee’s requirement to execute this Agreement, which is being requested by Employer, and any diminution, forfeiture, or reduction in such awards due to Employee’s termination of employment shall not apply, nor shall Employer utilize any discretion available under the Plan on its part which might result in a downward adjustment to the vesting or value of any award, except where the exercise of such discretion is with respect to the overall determination as to whether the financial Performance Measures have been achieved on a group basis and not in respect of an adjustment on an individual or selective basis for Employee. In addition, upon Employee’s request, Employer shall provide Employee officer certification that achievement percentages for the items set forth in this Paragraph 2.i.C were applied equally to other Viad corporate executive officers.

D. The payment and provision of any payments and/or benefits provided herein shall be contingent upon Employee’s compliance with the covenants set forth in this Agreement. A final and binding determination of breach of the covenants set forth in this Agreement in paragraphs 6 through 10 by an arbitrator pursuant to paragraph 20 below will cause Employee to forfeit any right to continued payment or provision set forth in this Agreement regardless of the amount provided or paid prior to the date of the breach. Employee will not be entitled to any of the payments and/or benefits provided herein until the occurrence of each of the following: (i) this Agreement is fully executed by the Parties hereto; (ii) this Agreement becomes effective as provided in paragraph 1, above; (iii) Employee has submitted a letter of resignation of any and all offices held with Employer, in the form attached hereto as Exhibit A; and (iv) Employee has complied with the covenant contained in paragraphs 6 and agreed to paragraph 10, below.

3. Acknowledgments. Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth above were it not for Employee’s covenants, promises, and releases set forth hereunder. Except as otherwise provided in this Agreement, Employee further acknowledges and agrees that upon receiving the severance payment described above, Employee will have received all wages and other compensation or remuneration of any kind due or owed from Employer, including but not limited to all wages, overtime, or other wage premiums, bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible. Finally, Employee acknowledges that Employer has provided Employee with all notices, leaves and benefits to which he may have been entitled to under the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Right Act, and/or any and all state statutes regarding employee leave (including but not limited to those regarding medical leave, family leave, military leave, civic leave, etc.).

4. Releases.

A. Release by Employee. Employee on his own individual behalf and on behalf of his respective predecessors, heirs, successors and assigns, hereby releases and forever discharges Employer, and each of Employer's employees, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as "Released Parties"), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any employment policy, any covenant of good faith and fair dealing, express or implied, a tort, or any legal restrictions on any of employer's right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following: the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974;

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the Worker Adjustment and Retraining Notification Act, including but not limited to any state version thereof; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Sarbanes Oxley Act of 2002, 18 U.S.C. § 1514A et seq., the Lilly Ledbetter Fair Pay Act, Pub. L. No. 111-2, § 3 (2009), the Genetic Non-Discrimination Act, 42 U.S.C. § 2000ff, the Equal Pay Act, 29 U.S.C. § 206, the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Titles 31, 38a, and 53 of the Connecticut General Statutes, et seq., including but not limited to any supplement thereto; and to the extent releasable under the law, any other federal, state, city or local anti-discrimination and/or anti-harassment acts, state wage acts and non-interference or non-retaliation statutes, regulations, and all other claims.

B. Non-Releasable Claims. Notwithstanding the foregoing, Employee’s release does not release any claims that Employee cannot lawfully waive, nor does it apply to (i) any breach of this Agreement; (ii) any claim to any benefits vested or to be vested referenced herein; or (iii) any claim to unemployment compensation. Moreover, Employee’s release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission as long as Employee does not personally seek reinstatement, damages, remedies, or other relief as to any claim herein released by Employee.

C. Limited Release by Employer. Employer, and all of its past, present and future directors, officers, agents, attorneys, insurers, representatives, employees, parent or subsidiary business entities, and any person acting on behalf of or in concert with any of them, voluntarily release Employee, Employee’s heirs, executors, administrators, successors, and assigns, from any and all known claims which Employer has or may have against Employee as of the date of execution of this Agreement concerning Employee’s employment or the termination thereof.

D. Indemnification by Employer. From and after the Separation Date, Employer shall indemnify, defend and hold harmless Employee against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred by Employee as a party to or witness or other participant in, or if Employee is threatened to be made a party to or witness or other participant in, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring prior to his termination, with respect to the Company or which is based upon or relates to Employee's capacity as an employee of Employer, to the fullest extent Employee is permitted to be indemnified under law as in effect on the date of this Agreement.

5. Employment References. Employee agrees to direct all reference requests to the Employer’s General Counsel. In response to any such inquiry, Employer shall disclose no more than the following information: (i) dates of employment; (ii) last position held; (iii) that Employee resigned; and (iv) last wage or salary earned (confirmation of disclosed amounts only) and shall state it is Employer’s policy only to provide such limited information.

6. Covenant to Return Employer Property. Employee hereby represents and warrants that on or before April 8, 2016, Employee will return to the Employer all Employer property and documents in his possession including, but not limited to: Employer files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Employee, and will otherwise remove all remaining personal effects from Employer’s Stamford, CT office. Notwithstanding the forgoing, Employer has made and will continue to make certain computer and related equipment available for Employee’s use in its Stamford, CT office, which equipment Employee agrees to leave in such office upon Employer’s 15-day notice that Employee can no longer access its Stamford, CT office.

7. Non-Disclosure/Non-Competition/Non-Solicitation Covenants. Employee acknowledges that during the course of his employment with Employer, Employee had access and was privy to non-public Confidential Information (including trade secrets) important to Employer's business. Such Confidential Information includes, but is not limited to, matters of a technical nature such as methods, formulae, compositions, processes, discoveries, research projects, equipment, machines,

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inventions, computer programs/systems, and similar items, matters of a business nature such as information about Employer’s payroll, costing, purchasing, pricing, profits, markets, sales, customers, customer lists, Employer sales materials, pricing information, business and marketing strategies, profit margins, customer preferences and requirements, records, memoranda, and company files, and matters pertaining to future developments, such as operational plans, business development, product ideas, future business strategies, and marketing. Employee acknowledges that such Confidential Information constitutes trade secrets pursuant to applicable statutes, including the Uniform Trade Secrets Act as adopted by the state in which the Employee resides, that the Confidential information is worthy of protection, that the Confidential Information is the sole property of the Employer, and that the covenants contained in this Agreement are a reasonable means to provide such protection. Accordingly, Employee agrees that for so long as the pertinent information or data remains Confidential Information, Employee shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of Employer. Employee further acknowledges and agrees that any and all confidentiality agreements that Employee has previously entered into regarding Employer’s Confidential Information shall continue to remain in full force and effect and shall survive Employee’s separation of employment with Employer. Employee finally acknowledges and agrees that the agreement which provides the most protection to Employer’s Confidential Information (whether this Agreement or any confidentiality agreement previously entered into by Employee) shall govern Employee’s duties not to divulge or make use of Employer’s Confidential Information.

Employee further agrees and acknowledges that he executed other agreements with Employer, including but not limited to those regarding incentive/bonus plans, restricted stock, performance units, and other plans that contain similar confidentiality/trade secret obligations in addition to certain non-competition and non-solicitation provisions. Employee hereby agrees and acknowledges that those obligations remain in full force in effect, and nothing in this Agreement alters, amends, or changes Employee’s commitments set forth therein.

8. Confidentiality. Employee agrees that, except to the extent publicly disclosed by the Employer under any reporting requirement, he will keep the terms, amount, and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to his immediate family and to his professional representatives (e.g., attorneys, accountants, auditors, and tax preparers) all of whom will be informed of and agree to be bound by this confidentiality clause.

9. Non-Disparagement. Employee and Employer mutually agree and promise that they will not undertake any harassing or disparaging conduct directed at each other, and that they will refrain from making any negative, detracting, derogatory, and unfavorable statements about each. Employee further agrees and promises that he will not induce or incite claims of discrimination, wrongful discharge, or any other claims against Employer by any other person. Employer and Employee hereby agree and acknowledge, however, that the terms of this paragraph 9 would not and do not prevent either party from providing truthful information in response to a legal subpoena and/or other legal process.

10. Future Cooperation. Employee agrees to cooperate with the Employer and use his best efforts in responding to all reasonable requests by the Employer for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was employed by the Employer.

11. Claims Involving Employer. Employee represents that Employee has not instituted, filed or caused others to file or institute any charge, complaint or action against Employer. Employee covenants that, to the full extent permitted by law, Employee will not file or institute complaint or action against Employer with respect to any matters arising before or on the date Employee signs this Agreement. Employee will not recommend or suggest to any potential claimants or employees of Employer or their attorneys or agents that they initiate claims or lawsuits against Employer, and/or any of its subsidiaries, nor will Employee voluntarily aid, assist, or cooperate with any claimants or employees of Employer or their attorneys or agents in any claims or lawsuits now pending or commenced in the future

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against Employer and/or its subsidiaries; provided, however, that nothing in this paragraph will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving Employer.

12. Corporate Authority to Execute. Employer represents that all corporate action, and any other authorizations prerequisite to the execution and operation of this Agreement and the undertakings described herein, have been taken and/or obtained by it.  This Agreement is a valid and binding agreement of Employer and is enforceable against it in accordance with its terms.  Neither the execution and/or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with the Articles of Incorporation (or any other charter documents) or the bylaws (or like documents) of Employer, or any provision of any agreement or other restriction of any kind to which Employer is a party or by which it is bound.

13. Entire Agreement. This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement, except for those agreements between Employee and Employer regarding and/or including provisions addressing confidentiality, non-competition/non-solicitation; any Patent and Trade Secret Agreements, Use of Company-Owned Computer Systems Agreements, Always Honest Agreements, and/or any other separate agreements regarding other benefits including but not limited to restricted stock, stock option, performance units, pensions, retiree benefits, etc., which will remain in full force and effect, it being understood that this Agreement is in addition to and not in substitution for the covenants and obligations contained in such agreements. The Parties to this Agreement acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

14. Costs and Attorneys’ Fees. The Parties agree that in the event of a material breach of any provision of this Agreement, the arbitrator may, under the proceedings described in paragraph 20 below, award the non-breaching party all costs and attorneys’ fees incurred in conjunction with enforcement of this Agreement, to the extent permitted by law.

15. Governing Law. Connecticut law shall govern the validity and interpretation of this Agreement, without regard to its choice of law principles

16. No Admission of Wrongdoing. It is understood and agreed by the Parties that the promises, payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person.

17. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

18. Newly Discovered Facts. The Parties hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believed to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts. The Parties expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages,

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liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

19. General Terms and Conditions.

A.	The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.	This Agreement may be executed in two counterparts and via facsimile and/or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

C.	Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall not be construed in favor of one party or against the other.

D.	The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

E.	This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

20. Arbitration. Except to the extent that claims by Employer or Employee are for injunctive relief, any disputes, claims or difference of opinion between Employee and Employer (including all employees, partners or contractors of Employer) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Employee and Employer which relates to or arises out of or relates to the employment relationship or severance thereof between the parties, shall be settled exclusively by binding arbitration to be conducted in Fairfield County, Connecticut or the City of New York, New York, before one neutral arbitrator pursuant to the rules and procedures of the American Arbitration Association or JAMS (as agreed by the parties) applicable to employment-related disputes, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

Attestation

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EMPLOYEE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EMPLOYEE SO THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENT AND EFFECT. OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

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EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EMPLOYEE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: ___________________, 2016	VIAD CORP

By:

Title

Dated: ___________________, 2016
THOMAS M. KUCZYNSKI

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